Exhibit 10.02

Exhibit 10.02 – Resignation of Robin Tjon

June 4, 2010

Board of Directors

AMHN, Inc.

100 North First Street

Suite 104

Burbank, CA 91502

Effective immediately, please consider this letter my resignation as Secretary and as a member of the Board of Directors of AMHN, Inc. My resignation was not the result of a disagreement with the Company or any matter relating to the Company’s operations, policies, or practices.

Sincerely,

/s/ Robin Tjon
Robin Tjon

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